FINAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Release, dated October 12, 2005, is entered into between Ion Networks, Inc., a Delaware corporation with offices at 120 Corporate Boulevard, South Plainfield, New Jersey 07080 (hereinafter, “Releasor”) and Stephen Gray and Kathleen Gray, residing in Houston, Texas, to the extent that she was recorded as a Guarantor of the debt (hereinafter, “Releasees”) to fully and finally settle and resolve all outstanding claims and monies owed by Releasors to Releasees in accordance with the following provisions.

1.

The Releasor and Releasees entered into a Separation and Forbearance Agreement and Continuing Guaranty and/or a Settlement Agreement and Release in October of 2000, after which time substantial monies in furtherance of these agreements were paid by Releasees to Releasor, but there remained an outstanding balance which was not paid to Releasor.

2.

The Releasor and Releasees hereby agree that this Settlement Agreement and Release supercedes and replaces all prior agreements and contracts between Releasor and Releasees and that they desire to fully and finally settle all past, pending, and future claims between them by compromising the amount of monies owed under the prior agreements.

3.

Releasee shall pay to Releasor the amount of $32,500.00 by check or wire transfer to the Company’s account at Commerce Bank, Cherry Hill, New Jersey - ABA No. 031201360, Account No. 7859469558, the amount subject to collection.

4.

Releasor and Releasees agree that this Settlement Agreement and Release is contingent upon payment of the agreed upon sum by no later than October 14, 2005.  If said sum is not paid by said date, then this Agreement is null and void and the prior contracts and agreements remain fully valid.  If the sum is paid, then Releasor and Releasees hereby and forever mutually release and discharge each other and their successors and/or assigns, from all claims arising out of or claimed to arise out of Releasee Stephen Gray’s employment by Releasor as well as for all other claims, liability, responsibility, or obligation of any nature whatsoever and under any theory available to Releasor or Releasees, whether known or unknown, whether present, past or future, or whether actually, potentially or impliedly claimed as a result of any relationship between Releasor and Releasees.

5.

It is understood and agreed that this Settlement Agreement and Release is a compromise of disputed claims and nothing contained herein shall be construed as an admission of liability on the part of any party to this settlement agreement and that liability is denied.

6.

This Settlement Agreement and Release is the entire and exclusive agreement between the parties and may only be modified in writing only if signed by the parties.

7.

All notices required or permitted to be given by either party to the other under this Agreement shall sent to the physical or electronic addresses set forth below, and  shall be sufficient if sent by:  (a) hand delivery or courier service, with signature confirmation; (b) certified mail, return receipt requested; or (c) telegram, facsimile or e-mail (i.e., electronically), with electronic confirmation of receipt to the sender.  Facsimile or other electronic signatures of the undersigned parties will have the same force and effect as original signatures.

If to the Company, to:	Ion Networks, Inc. 120 Corporate Boulevard South Plainfield, New Jersey 07080 Attention: Mr. Norman Corn Chief Executive Officer Facsimile: (908) 546-3901
With a copy to:	Moses & Singer LLP 405 Lexington Avenue New York, New York 10174 Attention: James Alterbaum, Esq. Facsimile: (212) 554-7700
If to Steven Gray and Kathleen Gray, then to:	Porzio, Bromberg & Newman, P.C. 100 Southgate Parkway Morristown, NJ 07962-1997 Attention: Roy Alan Cohen, Esq. Facsimile: 973-538-5186

8.

This Settlement Agreement and Release shall be construed and interpreted in accordance with the laws of the State of New Jersey, other than those which would defer to the substantive laws of another jurisdiction.  The parties hereby agree that any action arising out of this Agreement shall be brought in the state or federal courts located in the State of New Jersey, irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

9.

The Signatures set forth below acknowledge a reading, understanding, consultation with counsel, and acknowledgement and affirmation that all terms and conditions are accepted fully by the Releasor and Releasees.

10.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and which when taken together shall constitute one and the same agreement.

ION NETWORKS, INC.

WITNESS:_____________________	By:	/s/ Norman Corn
	Title: Dated:	CEO October , 2005

WITNESS:_____________________	By:	/s/ Stephen Gray
	Dated:	Stephen Gray October , 2005

WITNESS:_____________________	By:	/s/ Kathleen Gray
	Dated:	Kathleen Gray October , 2005

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